Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

2y Principal-Protected FX Basket Linked Notes Due 2010 Indicative Term Sheet

March 11, 2008

Issuer:	Citigroup Funding Inc.

Rating of Issuer’s Obligations:	The Issuer’s senior debt is rated Aa3 / P-1, LT Outlook Stable (Moody’s), AA- / A-1+, Outlook Negative (S&P) and AA / F1+, Outlook Negative (Fitch), based on the guarantee by Citigroup Inc. The Rating is subject to any change during the term of the Notes.

Offering:	2y Principal-Protected FX Basket Linked Notes Due 2010

Sole Underwriter:	Citigroup Global Markets Inc.

Basket Currencies:	Argentina Peso (ARS), Brazilian Real (BRL), Chilean Peso (CLP), Mexican Peso (MXN)

Principal Amount:	US $6,000,000

Pricing Date:	March 11, 2008

Issue Date:	March 14, 2008

Maturity Date:	March 14, 2010

Issue Price:	100% of the Principal Amount

Payment at Maturity:	100% of Principal Amount + Return Amount

Principal:	100%

Return Amount:	If Basket Return Percentage is less than 2%, Return Amount = 2% of Principal Amount;

If Basket Return Percentage is at or greater than 2%, Return Amount = 2% of Principal Amount + 150% x (Basket Return Percentage-2%) x Principal Amount.

Basket Return =	w(i) x	USDCCYs(i) – USDCCYf(i)
USDCCYs(i)

For each USDCCY(i)

USDCCYs = Spot exchange rate on the Pricing Date as described as follows.

USDARS = 3.1530

USDBRL = 1.6947

USDCLP = 435.10

USDMXN = 10.7965

USDCCYf = Spot exchange rate on the Valuation Date as described as follows.

i	USDCCY(i)	w(i)	Description

1	USDARS	25%	Number of Argentina Peso per unit of US Dollar, as displayed on Bloomberg Page NDFL for a relevant date

2	USDBRL	25%	Number of Brazil Real per unit of US Dollar, as displayed on Bloomberg Page NDFL for a relevant date

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

2y Principal-Protected FX Basket Linked Notes Due 2010

Indicative Term Sheet

March 11, 2008

	3	USDCLP	25%	Number of Chilean Peso per unit of US Dollar, as displayed on Bloomberg Page NDFL for a relevant date

	4	USDMXN	25%	Number of Mexican Peso per unit of US Dollar, as displayed on Bloomberg Page MXFT <Index> for a relevant date

Valuation Date:	Five business days prior to Maturity Date

Day Count:	30/360 unadjusted

Early Redemption:	None

Business Day:	New York Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products, Inc.

Fees and Conflicts:	Citibank, N.A. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of other instruments, such as options,

swaps or futures, based upon by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citibank’s role as the Calculation Agent for the Notes may result in a conflict of interest.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$1,000.00.

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0FF1

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.